Exhibit T3A-16

State of Delaware Secretary of State Division of Corporations Delivered 12:18 PM 12/22/2010 FILED 12:10 PM 12/22/2010 SRV 101222229 - 4898926 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Cordero Oil and Gas LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington. Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                                             .”)

Fourth: (Insert any other matters the members determine to include herein.)

To the fullest extent permitted by law, the Limited Liability Company shall indemnify and hold harmless any current or former Manager or Officer from and against any loss, expenses, judgment, settlement cost, fee and related expenses (including attorneys’ fees and expenses), costs or damages suffered or sustained by reason of being or having been a Manager or Officer, or arising out of or in connection with any action or failure to act except to the extent: (i) such Manager’s of Officer’s acts or omissions constitute willful misconduct or negligence or (ii) such Manager or Officer received improper personal benefit on account thereof. The Limited Liability Company shall advance reasonable attorneys’ fees and other costs and expenses incurred by any current or former Manager or Officer in connection with the defense of any pending or threatened action of proceeding that arises out of conduct which is the subject of the indemnification provided hereunder, subject to such Manager’s or Officer’s agreement to reimburse the Limited Liability Company for such advance to the extent that it shall finally be determined by a court of competent jurisdiction that such Manager or Officer was not entitled to indemnification under this Third Article. Notwithstanding the foregoing, the provisions of this third Article shall not be construed so as to provide for indemnification for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Third Article to the fullest extent permitted by law.

In Witness Whereof, the undersigned have executed this Certificate of Formation this 22nd day of December, 2010.

By:	/s/ Amy J. Stefonick
Authorized Person (s)

Name:	Amy J. Stefonick